NEWS UPDATE
Contact:
Colleen Clements
LaBarge, Inc. 314-997-0800, ext. 409
colleen.clements@labarge.com

LaBARGE, INC. REPORTS SIGNIFICANT INCREASES IN SALES AND EARNINGS
FOR FISCAL 2005 FOURTH QUARTER AND FULL YEAR

For the 2005 Fiscal Year:

Net Sales Grew 39 Percent

Net Earnings Rose 58 Percent

Earnings Per Diluted Share Increased to $.68 vs. $.44

ST. LOUIS, August 25, 2005 . . . . . LaBarge, Inc. (AMEX: LB) today reported that financial results for the fiscal 2005 fourth quarter and year ended July 3, 2005 rose significantly over prior-year levels.

For the fiscal 2005 fourth quarter, net sales rose 10 percent to $45,105,000, compared with $40,910,000 for the year-ago period. Fiscal 2005 fourth-quarter net earnings increased 14 percent to $2,839,000, or $.18 per diluted share, compared with $2,501,000, or $.16 per diluted share, in the fiscal 2004 fourth quarter.

For the 2005 fiscal year, net sales rose 39 percent to $182,294,000, compared with $131,510,000 for the year-ago period. Net earnings for the 2005 fiscal year grew 58 percent to $10,870,000, or $.68 per diluted share, compared with $6,869,000, or $.44 per diluted share, in fiscal 2004. Fiscal 2004 results include a net loss from discontinued operations of $102,000, or $.01 per share. LaBarge's Pittsburgh operation, which the Company acquired in February 2004, contributed net sales of $53,045,000 and earnings of approximately $.13 per diluted share in the 2005 fiscal year, versus $17,553,000 and earnings of approximately $.06 per diluted share in the prior fiscal year.

Gross margin in fiscal 2005 was 22.6 percent compared with 23.1 percent in the previous fiscal year. Typically, LaBarge's gross margins are in the 20 percent to 23 percent range, varying as a result of product mix. Selling and administrative expense declined as a percentage of sales to 12.6 percent in fiscal 2005, versus 14.3 percent in the prior year. In actual dollars, fiscal 2005 selling and administrative expense rose 22 percent from fiscal 2004 levels, in contrast to the 39 percent increase in sales volume. In fiscal 2005, interest expense was $1,747,000, versus $718,000 one year earlier. This increase was due to higher average borrowings as a result of the Pittsburgh acquisition and higher interest rates.

Total debt declined 26 percent to $27,916,000 at July 3, 2005, compared with $37,735,000 at June 27, 2004, illustrating the Company's strong cash flow. Further, reflecting the Company's sound asset management, both accounts receivable and inventories were up modestly compared with the Company's 39 percent increase in sales. Stockholders' equity was $53,830,000 at the end of fiscal 2005, up 26 percent from $42,584,000 at fiscal 2004 year-end.

Backlog of unshipped orders at July 3, 2005 was $164,926,000, up 5 percent from $156,949,000 at the end of fiscal 2004, and up 8 percent from $152,470,000 at the end of the fiscal 2005 third quarter.

Craig LaBarge, chief executive officer and president, commented, "LaBarge achieved outstanding year-over-year growth during fiscal 2005, which was primarily attributable to increased shipments to defense and natural resources customers, combined with a full-year's contribution of the Pittsburgh operation. Had LaBarge owned Pittsburgh for the full 2004 fiscal year, net sales for fiscal 2005 would have grown 17 percent and net earnings would have risen 35 percent on a pro forma basis." (Please refer to the attached "Supplemental Financial Information" for a reconciliation of the pro forma to the comparable reported results.)

Mr. LaBarge continued, "The largest contributor to both fiscal 2005 and 2004 revenues was shipments to defense customers, which accounted for 45 percent of fiscal 2005 sales and 48 percent of sales in fiscal 2004. In actual dollars, fiscal 2005 defense shipments were up nearly 30 percent over the prior year, providing cables and electronic assemblies for a variety of defense applications, including military aircraft, radar systems and shipboard programs.

"Revenues from the natural resources sector represented 19 percent of fiscal 2005 sales versus 14 percent in the year-ago period. Actual dollar sales to this sector increased nearly 90 percent in fiscal 2005 as shipments of electronic equipment to mining customers more than tripled from fiscal 2004 levels. Sales to customers in the oil-and-gas market also increased during fiscal 2005, growing 35 percent over the prior year.

"Shipments to industrial customers were 19 percent of full-year revenues in fiscal 2005, compared with 13 percent in the comparable period a year ago. This growth was primarily from the Pittsburgh operation which broadened our customer mix to include companies that do business in the glass packaging and specialized instrumentation industries, as well as other industrial markets.

"The remaining 17 percent of fiscal 2005 sales and 25 percent of fiscal 2004 sales were attributable to customers in a variety of other market sectors, including commercial aerospace and government systems."

Outlook and Commentary
Mr. LaBarge concluded, "Based on the strength of current backlog and the healthy array of new business opportunities in the pipeline, we expect to achieve double-digit growth in fiscal 2006 full-year sales and earnings. However, we anticipate first-quarter sales and earnings per share will be down slightly from the prior-year's levels due to several customer-requested delays in certain planned shipments. We are projecting fiscal 2006 first-quarter sales in the range of $41 million to $42 million and diluted earnings per share of $0.12 to $0.13, compared with sales of $43.6 million and diluted earnings per share of $0.15 in the fiscal 2005 first quarter. We expect this year's second-quarter sales and earnings to be substantially higher than projected first-quarter levels and up from the prior year's second-quarter results. Further, we anticipate the largest year-over-year percentage gains will come in the second half of fiscal 2006.

"Our earnings estimates factor in the expensing of stock options, which the Company will begin in the first quarter of fiscal 2006 in accordance with the Statement of Financial Accounting Standards No. 123(R), Share-Based Payment. We estimate that the impact to earnings will be approximately $0.01 per share for the first quarter of fiscal 2006."

Today's Conference Call Webcast

Today, at 11:00 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company's 2005 fiscal year. The webcast can be accessed through the investor relations calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same location on the Internet.

Non-GAAP Financial Information

The Company sometimes uses information derived from consolidated financial information, but not presented in the financial statements prepared in accordance with generally accepted accounting principles ("GAAP"). Specifically, in this release, the Company has used non-GAAP financial measures to illustrate how its net sales and earnings for the 2004 fiscal year would have been affected had the Company owned its recently acquired Pittsburgh operation for that full period. The Company acquired the Pittsburgh operation in February 2004.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Management utilizes non-GAAP operating results as a performance measure and furnishes the information in order to provide investors with additional information to analyze the Company's operating results and facilitate period-to-period comparisons. Please refer to the financial tables following this release for a reconciliation of non-GAAP financial information to the corresponding GAAP financial information.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company's Web site address is http://www.labarge.com .

(Financial tables follow)

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis; LaBarge's ability to integrate recently acquired businesses; the outcome of litigation LaBarge may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

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LaBarge, Inc.

Consolidated Statements of Income (Unaudited)

(amounts in thousands, except per-share amounts)

	Three Months Ended		Twelve Months Ended

	July 3,	June 27,	July 3,	June 27,
	2005	2004	2005	2004

Net sales	$45,105	$40,910	$182,294	$131,510

Costs and expenses:
Cost of sales	34,704	31,234	141,180	101,138
Selling and administrative expense	5,337	5,336	22,979	18,828
Interest expense	402	427	1,747	718
Other income, net	(47)	(158)	(477)	(677)

Earnings from continuing operations before income taxes	4,709	4,071	16,865	11,503
Income tax expense	1,870	1,570	5,995	4,532

Net earnings from continuing operations	2,839	2,501	10,870	6,971

Discontinued operations:
Loss from discontinued operations (less applicable income tax benefit of $70)	---	---	---	(114)
Gain on disposal of discontinued operations of $20 (less applicable income tax expense of $8)	---	---	---	12

Net earnings	$2,839	$2,501	$10,870	$6,869

Basic net earnings per common share:
Net earnings from continuing operations	$0.19	$0.17	$0.72	$0.47
Net loss from discontinued operations	--	--	--	(0.01)

Basic net earnings	$0.19	$0.17	$0.72	$0.46

Average common shares outstanding	15,048	14,965	15,013	14,981

Diluted net earnings per share:
Net earnings from continuing operations	$0.18	$0.16	$0.68	$0.45
Net earnings from discontinued operations	--	--	--	(0.01)

Diluted net earnings	$0.18	$0.16	$0.68	$0.44

Average diluted common shares outstanding	16,069	15,660	15,884	15,552

LaBarge, Inc.

Consolidated Balance Sheets

(amounts in thousands, except share amounts)

	July 3, 2005	June 27, 2004

ASSETS
Current assets:
Cash and cash equivalents	$820	$793
Accounts and other receivables, net	23,371	22,335
Inventories	41,342	40,202
Prepaid expenses	974	854
Deferred tax assets, net	1,387	818

Total current assets	67,894	65,002

Property, plant and equipment, net	18,849	18,910
Intangible assets, net	3,388	3,881
Goodwill, net	24,292	24,471
Other assets, net	5,514	5,694

Total assets	$119,937	$117,958

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$1,650	$7,050
Current maturities of long-term debt	4,661	4,415
Trade accounts payable	10,026	12,305
Accrued employee compensation	9,230	8,466
Other accrued liabilities	2,890	2,567
Cash advances	11,445	8,864

Total current liabilities	39,902	43,667

Long-term advances from customers for purchase of materials	3,854	5,370
Deferred tax liabilities, net	746	67
Long-term debt	21,605	26,270

Stockholders' equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at July 3, 2005 and June 27, 2004, respectively, including shares in treasury	158	158
Additional paid-in capital	13,722	13,462
Retained earnings	42,723	31,853
Accumulated other comprehensive income	---	157
Less cost of common stock in treasury shares of 723,345 at July 3, 2005 and 808,754 at June 27, 2004	(2,773)	(3,046)

Total stockholders' equity	53,830	42,584

Total liabilities and stockholders' equity	$119,937	$117,958

LaBarge, Inc.

Supplemental Financial Information

Reconciliation of Pro Forma Financial Measures

(amounts in thousands, except per-share amounts)
	Twelve Months Ended
	June 27, 2004 As reported	Adjustment	June 27, 2004 Pro Forma	July 3, 2005 As reported
Net sales	$131,570	$24,829 (a)	$156,339	$182,294	+16.6%
Net earnings from continuing operations	6,971	1,083 (b)	8,054	10,870	+35.0%
Diluted earnings from continuing operations per share	$ 0.45	$ 0.07 (c)	$ 0.52	$ 0.68

(a) Sales of Pinnacle Electronics LLC for the 33-week period ended Feb. 17, 2004.

(b) Tax-affected net earnings of Pinnacle Electronics LLC for the 33-week period ended Feb. 17, 2004.

(c) Additional earnings per share from a $1,083,000 increase in net earnings.

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